UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 17, 2010

HSW International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33720	33-1135689
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

Terminus, 3280 Peachtree Road, Suite 600, Atlanta, GA 30305
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code	(404) 364-5823

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On November 17, 2010, HSW International, Inc., or HSWI, purchased an option to purchase additional shares of common stock of Sharecare, Inc.

As previously disclosed in HSWI’s filings with the Securities and Exchange Commission, HSWI was a co-founder of Sharecare, which was established in partnership with Harpo Productions, Sony Pictures Television, Discovery, Jeff Arnold, and Dr. Mehmet Oz to create a highly searchable social Q&A healthcare platform organizing and answering the questions of health.  In connection with the founding of Sharecare and subsequent transactions, HSWI purchased an approximately 18% ownership interest in Sharecare.  As part of these transactions, HSWI secured the right to maintain its ownership interest in Sharecare should Sharecare sell its equity securities for cash, more than a majority of which are to be issued to the founding stockholders.

On November 17, 2010, Sharecare completed the sale of its equity securities to its founding stockholders.  Rather than purchase its pro rata share of equity securities offered in the financing, HSWI exercised its right to purchase an option entitling HSWI to purchase at a later date its pro rata share of Sharecare’s equity securities.  HSWI purchased the option for a percentage of the purchase price of its pro rata share of equity securities offered in the financing.  The option expires on July 30, 2011, and may be exercised in whole (but not in part) at any time prior to that date by payment of the aggregate exercise price of the equity shares to be purchased.

HSWI will file a copy of the Option to Purchase Shares of Common Stock with its Annual Report on Form 10-K for the year ending December 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HSW International, Inc.

Date: November 22, 2010	By:	/s/ Bradley T. Zimmer
Name: Bradley T. Zimmer
Title: Executive Vice President & General Counsel